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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the use in the Registration Statement of TransAmerican Energy Corporation on Form S-4 as filed with the Securities and Exchange Commission on October 10, 1997 of our report dated May 1, 1997 relating to our audit of the consolidated balance sheet of TransAmerican Energy Corporation as of January 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' deficit and cash flows for the year ended January 31, 1997, the six months ended January 31, 1996 and each of the two years in the period ended July 31, 1995. We also consent to the reference to our firm under the caption "Independent Accountants."


                                                 COOPERS & LYBRAND L.L.P.



Houston, Texas
October 10, 1997